Exhibit 10.3

10990 Wilshire Blvd., Suite 1200

Los Angeles, CA 90024

(310) 943-8040

March 16, 2007

Arturo Molina, M.D.

1260 Cleveland Ave., Unit 205

San Diego, CA 92103

Dear Dr. Molina:

This letter (the “Letter”) provides the terms of the offer of employment of Cougar Biotechnology, Inc. (“Cougar”) for you to serve as Senior Vice President of Research and Development. Should you accept this position with Cougar:

1.	You shall receive an annualized base salary of $300,000 (the “Base Salary”), subject to legally required withholding and other required deductions, and payable in accordance with Cougar’s normal payroll practices. Your employment shall commence no later than May 7, 2007 (the “Commencement Date”).

2.	At the sole discretion of the Board of Directors of Cougar, you may receive an additional annual bonus (the “Discretionary Bonus”) in an amount equal to up to 30% of your Base Salary. The payment of the Discretionary Bonus shall be based upon your performance, as stated in the goals and objectives that you determine for the year, on behalf of Cougar during the relevant year. The Discretionary Bonus shall be payable on the anniversary of the Commencement Date, either as a lump-sum payment or in installments, as determined by the Board of Directors of Cougar in its sole discretion.

3.	As additional compensation for the services to be rendered by you pursuant to this Agreement, it will be recommended to the Board of Directors that you be granted a stock option (“Stock Options”) to purchase 160,000 shares of Cougar’s common stock, par value $0.0001 per share (the “Common Stock”) at an exercise price equal to the fair market value of our stock on the grant date. The authority to grant stock options is that of our Board of Directors, and thus a determination to grant the Stock Options or other options in the future, and the specific terms of any options granted, is subject to the discretion of the Board of Directors. If granted, the Stock Options shall be governed by Cougar’s 2003 Stock Option Plan and shall vest, if at all, in four equal installments occurring on the first four anniversaries of the Commencement Date. You will be required to enter into a stock option agreement with Cougar setting forth the terms of the Stock Options.

4.	You shall be reimbursed for all of your pre-approved out-of-pocket expenses incurred in connection with Cougar’s business. Cougar will provide you, within 10 business days of your Commencement Date, a bonus in the amount of $108,000 to be used toward your relocation expenses (the “Relocation Payment”); provided, however, that should your employment with Cougar be terminated prior to the third anniversary of the Commencement Date, you agree to repay a portion of the Relocation Payment within 30 days of the date of termination, in accordance with the following schedule: (a) if your employment terminates prior to the first anniversary of the Commencement Date, you will be required to repay the entire Relocation Payment; (b) if your employment terminates subsequent to the first anniversary but prior to the second anniversary of the Commencement Date, you will be required to repay $72,000 of the Relocation Payment; and (c) if your employment terminates subsequent to the second anniversary but prior to the third anniversary of the Commencement Date, you will be required to repay $36,000 of the Relocation Payment. After three consecutive years of employment, you will have no further obligation to repay all or any portion of the Relocation Payment.

5.	Effective the first day of the month after the Commencement Date, you will be entitled to participate in group medical coverage pursuant to the group policy of Cougar.

6.	After 30 days of employment with Cougar, you will be able to participate in Cougar’s life insurance and accidental and dismemberment insurance programs, each of which are currently paid by Cougar.

7.	After 90 days of employment with Cougar, you will be able to participate in Cougar’s 401(k) plan. Cougar currently matches the first 3% of an employee’s contribution at 100%. Cougar currently further matches the next 2% of an employee’s contribution at 50%.

8.	On the Commencement Date, you will begin accruing vacation time at a rate of three weeks per year of completed continued service, subject to the terms of Cougar’s employee manual, a copy of which will be provided to you.

9.	Upon the birth or adoption of your dependent child during the term of your employment, Cougar will permit you to perform you regular duties and responsibilities from your home or other location for a period of three weeks to facilitate such birth or adoption.

10.	On at least an annual basis your performance and compensation will be reviewed by the Company.

11.

In the event your employment is terminated by Cougar within three (3) months of a Change of Control of Cougar and the exercise price of the Stock Options you receive from Cougar (as set forth in Paragraph 3) is higher than the per share market value of Common Stock (as identified by any applicable exchange or the OTCBB on which the Common Stock is listed or quoted) on the date of termination, you will be entitled to a severance payment equal to six (6) months of your Base Salary, payable over such period in accordance with Cougar’s normal payroll procedures, provided that, you will be required to enter into a standard release of claims against Cougar in order to obtain such severance payments. For purposes of this provision, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Cougar representing in excess of fifty percent (50%) or more of the combined voting power of Cougar’s then outstanding securities if such person or his, her or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Letter, or (ii) the future disposition by Cougar (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of Cougar).

11.	Your employment shall be on an at-will basis and will be subject to, and you will be required to sign (a) Cougar’s employee manual and (b) a confidentiality, inventions and non-compete agreement. Please further note that, as set forth in Cougar’s employee manual, the employee benefits provided to you by Cougar, including without limitation the medical coverage, insurance coverage, 401(k) participation and vacation as set forth above, are subject to change by Cougar, in its sole discretion, at any time and from time to time.

The terms of this offer letter shall expire at 5:00 PST on March 21, 2007. If you find the foregoing arrangement acceptable, please kindly so indicate by executing and dating the attached copy of this Letter in the space provided and returning a copy to me before that time.

Very truly yours,

COUGAR BIOTECHNOLOGY, INC.

/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer

Agreed and accepted on this 16th day of

March, 2007, I understand that my

employment with Cougar is for an indefinite

term and nothing in this offer modifies my

at-will employment relationship with Cougar:

/s/ Arturo Molina
Arturo Molina, M.D.